VelocitySharesTM Leveraged Long & Inverse Commodity Index ETNs Issued by Credit Suisse AG	Filed pursuant to Rule 433 Registration Statement No. 333-158199-10 March 12, 2012

	Gold		Silver		Platinum		Palladium
Ticker	UGLD	DGLD	USLV	DSLV	LPLT	IPLT	LPAL	IPAL
Daily Leverage	3x	-3x	3x	-3x	2x	-2x	2x	-2x
Annualized Investor Fee	1.35%	1.35%	1.65%	1.65%	1.35%	1.35%	1.35%	1.35%
Underlying Index	S&P GSCI® Gold Index ER (SPGSGCP Index)		S&P GSCI® Silver Index ER (SPGSSIP Index)		S&P GSCI® Platinum Index ER (SPGSPLP Index)		S&P GSCI® Palladium Index ER (SPGSPAP Index)
	Brent Crude Oil		WTI Crude Oil		Natural Gas		Copper
Ticker	UOIL	DOIL	UWTI	DWTI	UGAZ	DGAZ	LCPR	SCPR
Daily Leverage	3x	-3x	3x	-3x	3x	-3x	2x	-2x
Annualized Investor Fee	1.35%	1.35%	1.35%	1.35%	1.65%	1.65%	1.35%	1.35%
Underlying Index	S&P GSCI® Brent Crude Index ER (SPGSBRP Index)		S&P GSCI® Crude Oil Index ER (SPGSCLP Index)		S&P GSCI® Natural Gas Index ER (SPGSNGP Index)		S&P GSCI® Copper Index ER (SPGSICP Index)

Certain Risks Associated with the ETNs

•	The risks set forth in the section entitled “Certain Risks Associated with the ETNs” on this page are only intended as summaries of some of the risks related to an investment in the ETNs. Prior to investing in the ETNs, you should, in particular, review the “Risk Factors” section in the applicable pricing supplement, which sets forth risks related to an investment in the ETNs.
•	The ETNs do not guarantee any return of principal.
•	You will not receive interest payments on the ETNs.
•	Any payments on the ETNs are subject to the ability of Credit Suisse AG to pay its obligations as they become due.
•	The ETNs are intended to be daily trading tools for sophisticated investors and are designed to reflect leveraged long or leveraged inverse exposure, as applicable, to the relevant Index on a daily basis, but their returns over different periods of time can, and most likely will, differ significantly from the leveraged long or leveraged inverse return, as applicable, on a direct long or inverse investment in the relevant Index.
•	If you hold your ETN as a long term investment, it is likely that you will lose all or a substantial portion of your investment.
•	Each Index is comprised of futures contracts on a single commodity. Investors will not benefit from any of the advantages of a diversified investment and will bear the risks of a highly concentrated investment.
•	Your ETNs may be accelerated by us at any time and upon such acceleration, you may receive less, and possibly significantly less, than your original investment in the ETNs.

VelocitySharesTM Leveraged Long & Inverse Commodity Index ETNs

Disclosure

“VelocityShares” and the VelocityShares logo are registered trademarks of VelocityShares Index & Calculation Services, a division of VelocityShares, LLC.

“Standard & Poor’s®”, “S&P®”, and “S&P GSCI®” are trademarks of Standard & Poor’s Financial Services LLC (“Standard & Poors”).These marks have been licensed for use by Credit Suisse Securities. The S&P GSCI®, the GSCI Sector Indices and the GSCI Component Index are not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies. The ETNs are not sponsored, endorsed, sold or promoted by Standard & Poor’s. Standard & Poor’s makes no representation regarding the advisability of investing in the ETNs.

The ETNs is/are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). S&P makes no representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the S&P indices to track general stock market performance or any economic factors. S&P’s only relationship to the Licensee is the licensing of certain trademarks and trade names of S&P and of the S&P indices which is determined, composed and calculated by S&P without regard to the Licensee or the ETNs. S&P has no obligation to take the needs of the Licensee or the owners of the ETNs into consideration in determining, composing or calculating the S&P GSCI®.

S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the ETNs to be issued, or in the determination or calculation of the equation by which the ETNs is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the ETNs.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCI® OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE ETNs, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCI® OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCI® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FORGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of the ETNs. Before you invest, you should read the applicable pricing supplement, the Prospectus Supplement dated March 25, 2009, and the Prospectus dated March 25, 2009, to understand fully the terms of the ETNs and other considerations that are important in making a decision about investing in the ETNs. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the applicable pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

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